Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

STATE CORPORATION COMMISSION

BUREAU OF FINANCIAL INSTITUTIONS

RICHMOND, VIRGINIA

Written Agreement by and among

NEW PEOPLES BANKSHARES, INC.

Honaker, Virginia

NEW PEOPLES BANK, INC.

Honaker, Virginia

FEDERAL RESERVE BANK

OF RICHMOND

Richmond, Virginia

and

STATE CORPORATION COMMISSION

BUREAU OF FINANCIAL INSTITUTIONS

Richmond, Virginia

Docket No. 10-148-WA/RB-BHC 10-148-WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of New Peoples Bankshares, Inc., Honaker, Virginia (“NPBI”), a registered bank holding company, and its subsidiary bank, New Peoples Bank, Inc., Honaker, Virginia (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, NPBI, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the State Corporation Commission Bureau of Financial Institutions (the “Bureau”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on July 27, 2010, NPBI’s and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Michael G. McGlothlin, to consent to this Agreement on behalf of NPBI and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by NPBI, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and
1818(b)(3)).

NOW, THEREFORE, NPBI, the Bank, the Reserve Bank, and the Bureau agree as follows:

Source of Strength

1. The board of directors of NPBI shall take appropriate steps to fully utilize NPBI’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement and any other supervisory action taken by the Bank’s federal or state regulators.

Board Oversight

2. Within 60 days of this Agreement, the Bank’s board of directors shall submit to the Reserve Bank and the Bureau a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, processes to mitigate risks associated with credit concentrations, capital, earnings, funds management, and audit;

(b) the responsibility of the board of directors to monitor management’s adherence to approved policies and procedures, and applicable laws and regulations;

(c) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, watch list, concentrations of credits, allowance for loan and lease losses (“ALLL”), capital, liquidity, earnings, and response to audit and examination findings; and

(d) the maintenance of adequate and complete minutes of all board and committee meetings, approval of such minutes, and their retention for supervisory review.

Corporate Governance and Management Review

3. (a) Within 30 days of this Agreement, the board of directors of the Bank shall retain an independent consultant acceptable to the Reserve Bank and the Bureau to assess the effectiveness of the Bank’s corporate governance, board and management structure (the “Review”), to assess staffing needs, and to prepare a written report of findings and recommendations (the “Report”). The Review shall, at a minimum, address, consider, and include:

(i)	the qualifications and performance of each of the Bank’s senior executive officers to determine whether the individual possesses the ability, experience, and other qualifications to competently perform present and anticipated duties, including their ability to: adhere to applicable laws and regulations and the Bank’s established policies and procedures; restore and maintain the Bank to a safe and sound condition; and comply with the requirements of this Agreement;

(ii)	the identification of present and future management and staffing needs for each area of the Bank, particularly in the areas of credit risk management, lending and credit administration, loan review, and problem asset workout; and

(iii)	an assessment of the current structure, qualifications, and composition of the board of directors and their committees, and a determination of the structure and composition needed to adequately supervise the affairs of the Bank.

(b) Within 10 days of the Reserve Bank’s and the Bureau’s approval of the Bank’s independent consultant selection, the Bank shall submit an engagement letter to the Reserve Bank and the Bureau for approval. The engagement letter shall require the independent consultant to submit the Report within 30 days of regulatory approval of the engagement letter and to provide a copy of the Report to the Reserve Bank and the Bureau at the same time that it is provided to the Bank’s board of directors.

4. Within 30 days of receipt of the Report the Bank’s board of directors shall submit a written management plan to the Reserve Bank and the Bureau that fully addresses the findings and recommendations in the independent consultant’s Report and describes the specific actions that the board of directors proposes to take in order to strengthen the Bank’s management and corporate governance, and to hire, as necessary, additional or replacement directors, officers or staff to properly oversee, manage and operate the Bank.

Credit Risk Management

5. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a) The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;

(b) periodic review and revision of risk exposure limits to address changes in market conditions;

(c) timely and accurate identification and quantification of credit risk within the loan portfolio;

(d) strategies to minimize credit losses and reduce the level of problem assets;

(e) enhanced stress testing of loan portfolio segments; and

(f) enhanced watch list reporting.

Concentrations of Credit

6. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen the Bank’s management of commercial real estate (“CRE”) concentrations, including steps to reduce the risk of concentrations. The plan shall, at a minimum, include:

(a) Procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1);

(b) a schedule for reducing and the means by which the Bank will reduce the level of CRE concentrations, and timeframes for achieving the reduced levels; and

(c) enhanced monitoring and reporting of CRE concentrations to management and the board of directors.

Lending and Credit Administration

7. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written lending and credit administration program that shall, at a minimum, address, consider, and include:

(a) Documented analysis of the borrower’s and guarantor’s repayment sources, credit worthiness, global cash flow, leverage, liquidity, and overall debt services ability;

(b) types of financial and collateral information that must be obtained and the timing and frequency for receipt of such information;

(c) standards for renewing, extending, or modifying existing loans;

(d) ongoing assessment, inspection, and reporting of real estate development project status;

(e) appropriate controls on loan draws, including, but not limited to, a description of the documents necessary to support the draw;

(f) monitoring and reporting of exceptions to loan policies and procedures;

(g) policies and procedures to minimize financial and document exceptions;

(h) standards for the management of collateral including accurate and timely valuation of collateral; and

(i) procedures for monitoring loan participations.

Loan Review

8. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the ongoing review and grading of the Bank’s loan portfolio by a qualified independent party or by qualified staff that is independent of the Bank’s lending function. The program shall, at a minimum, address, consider, and include:

(a) The scope and frequency of the loan review;

(b) standards and criteria for assessing the credit quality of the loans;

(c) application of loan grading standards and criteria to the loan portfolio; and

(d) quarterly written reports to the board of directors that identify the status of those loans that are adversely graded and the prospects for full collection or strengthening of the quality of any such loans.

Asset Improvement

9. The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted by the Reserve Bank that commenced on September 14, 2009 (the “Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 2 15.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 215.2(n)).

10. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $1,000,000, including OREO, that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b) Within 30 days of the date that any additional loan or other asset in excess of $1,000,000, including OREO: (i) becomes past due as to principal or interest for more than 90 days; (ii) is on the Bank’s problem loan list; or (iii) is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to improve the Bank’s position on such loan or asset.

(c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Bureau to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Bureau and shall document the review in the minutes of the board of directors’ meetings.

Allowance for Loan and Lease Losses

11. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Bureau.

(b) Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Bureau. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.

(c) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

12. Within 60 days of this Agreement, NPBI and the Bank shall submit to the Reserve Bank and the Bureau an acceptable joint written plan to maintain sufficient capital at NPBI on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a) NPBI’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c) the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected retained earnings, and anticipated and contingency funding needs;

(d) the source and timing of additional funds to fulfill NPBI’s and the Bank’s future capital requirements; and

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that NPBI serve as a source of strength to the Bank.

13. NPBI and the Bank shall notify the Reserve Bank and the Bureau, in writing, no more than 30 days after the end of any calendar quarter in which any of NPBI’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, the NPBI and the Bank shall submit an acceptable written plan that details the steps NPBI or the Bank, as appropriate, will take to increase NPBI’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Strategic Plan and Budget

14. (a) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau a strategic plan to improve the Bank’s earnings and a budget for 2010. The written plan and budget shall include, but not be limited to:

(i) Identification of the major areas where, and means by which, the board of directors will seek to improve the Bank’s operating performance;

(ii) a realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and

(iii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b) A strategic plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Bureau at least 30 days prior to the beginning of that calendar year.

Liquidity and Funds Management

15. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include:

(a) Measures to enhance the monitoring, measurement, and reporting of the Bank’s liquidity to the board of directors; and

(b) specific liquidity targets and parameters and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands.

16. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.

Dividends and Distributions

17. (a) The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and the Bureau.

(b) NPBI shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director, and the Bureau.

(c) NPBI shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Bureau.

(d) NPBI and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Bureau.

(e) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, NPBI and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323), and Section 6.1-56 of the Code of Virginia.

BSA/AML Compliance

18. Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to enhance the Bank’s anti-money laundering (“AML ”) internal controls, training, and independent testing and to ensure the Bank’s compliance with all applicable federal laws, rules, and regulations relating to AML, including the Bank Secrecy Act (“BSA”) (31 U.S.C. § 5311 et seq.); the rules and regulations issued thereunder by the U.S. Department of the Treasury (31 C.F.R. Part 103); and the AML requirements of Regulation H of the Board of Governors (12 C.F.R. § 208.63).

Debt and Stock Redemption

19. (a) NPBI, and its nonbank subsidiaries, shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Bureau. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) NPBI shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Bureau.

Compliance with Laws and Regulations

20. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 etseq.).

(b) The Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

21. (a) Within 10 days of this Agreement, the boards of directors NPBI and the Bank shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate the compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers of NPBI or the Bank or principal shareholders of NPBI, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of the NPBI and the Bank.

(b) Within 30 days after the end of each calendar quarter following the date of this Agreement, NPBI and the Bank shall submit to the Reserve Bank and the Bureau written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Program, and Engagement Letter

22. (a) The written plans, program, and an engagement letter required by paragraphs 3(b), 5, 6, 7, 8, 10(a), 10(b), 11(c), 12, 13, 15, 16, and 18 of this Agreement shall be submitted to the Reserve Bank and the Bureau for review and approval. Acceptable plans, program, and engagement letter shall be submitted within the time periods set forth in the Agreement. An independent consultant acceptable to the Reserve Bank and the Bureau shall be retained in the time period set forth in paragraph 3(a).

(b) Within 10 days of approval by the Reserve Bank and the Bureau, the Bank shall adopt the approved plans, program, and engagement letter. Upon adoption, the Bank shall promptly implement the approved plans, program, and engagement letter and thereafter fully comply with them.

(c) During the term of this Agreement, the approved plans, program, and engagement letter shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Bureau.

Communications

23. All communications regarding this Agreement shall be sent to:

(a)	Eugene W. Johnson, Jr.
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia 23261-7622

(b)	John M. Crockett
Deputy Commissioner
State Corporation Commission Bureau of Financial Institutions
P.O. Box 640
Richmond, Virginia 23218

(c)	Michael G. McGlothlin
Chairman of the Board
New Peoples Bankshares, Inc.
New Peoples Bank, Inc.
67 Commerce Street
Honaker, Virginia 24260

(d)	Jonathan D. Mullins
President and Chief Executive Officer
New Peoples Bankshares, Inc.
New Peoples Bank, Inc.
67 Commerce Street
Honaker, Virginia 24260

Miscellaneous

24. Notwithstanding any provision of this Agreement, the Reserve Bank and the Bureau may, in their sole discretion, grant written extensions of time to NPBI and the Bank to comply with any provision of this Agreement.

25. The provisions of this Agreement shall be binding upon NPBI and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

26. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Bureau.

27. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Bureau, or any other federal or state agency from taking any other action affecting NPBI and the Bank or any of their current or former institution-affiliated parties and their successors and assigns.

28. Pursuant to section 50 of the FDI Act (12 US.C. § 183laa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 29th day of July, 2010.

NEW PEOPLES BANKSHARES, INC.		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Michael G. McGlothlin	By:	/s/ Eugene W. Johnson, Jr.
	Michael G. McGlothlin		Eugene W. Johnson, Jr.
	Chairman of the Board		Vice President

NEW PEOPLES BANK, INC.		STATE CORPORATION COMMISSION BUREAU OF FINANCIAL INSTITUTIONS

By:	/s/ Michael G. McGlothlin	By:	/s/ John M. Crockett
	Michael G. McGlothlin		John M. Crockett
	Chairman of the Board		Deputy Commissioner